EXHIBIT 12



                        SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             (Dollar Amounts in Thousands)

                                             Twenty-Six Weeks Ended                              Fiscal Year Ended
                                           ---------------------------   ----------------------------------------------------------
                                           November 26,   November 27,     May 28,     May 29,     May 30,     May 31,     May 26,
                                               1995         1994            1995        1996        1993        1992        1991
                                           ---------------------------   ----------------------------------------------------------

Earnings from Continuing Operations before
  Income Taxes                              $ 446,488      $ 402,974     $ 404,553   $ 548,157   $ 676,433   $ 669,237   $ 610,950

  Plus: Fixed Charges (1)                      64,899         61,757       130,192     105,378      87,721      79,772      85,787
  Less: Capitalized Interest                     (375)          (388)         (825)     (1,956)     (8,437)     (9,113)     (4,938)
                                           ---------------------------   ----------------------------------------------------------
Earnings from Continuing Operations
  Available to Cover Fixed Charges          $ 511,012      $ 464,343     $ 533,920   $ 651,579   $ 755,717   $ 739,896   $ 691,799
                                           ---------------------------   ----------------------------------------------------------
                                           ---------------------------   ----------------------------------------------------------

Ratio of Earnings to Fixed Charges               7.87           7.52          4.10        6.18        8.62        9.28        8.06
                                           ---------------------------   ----------------------------------------------------------

---------------------
Note (1)
  Fixed Charges
    Interest Expense                        $  60,277      $  57,071     $ 120,577   $  95,089   $  70,479   $  62,585   $  74,017
    Interest Capitalized                          375            388           825       1,956       8,437       9,113       4,938
    Rentals (1/3)                               4,247          4,298         8,790       8,333       8,805       8,074       6,832
                                           ---------------------------   ----------------------------------------------------------

      Total                                 $  64,899      $  61,757     $ 130,192   $ 105,378   $  87,721   $  79,772   $  85,787
                                           ---------------------------   ----------------------------------------------------------
                                           ---------------------------   ----------------------------------------------------------